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                                                                    EXHIBIT 99.1

FLEMING RECEIVES $50 MILLION INTERIM FUNDING COMMITMENT AS BRIDGE TO $150 MILLION DIP FINANCING PACKAGE


Financing Package Would Permit Vendor Support Program

DALLAS, April 2 /PRNewswire-FirstCall/ -- Fleming Companies, Inc. (NYSE: FLM) announced that in connection with the company's Chapter 11 filing it has received a $50 million interim debtor-in-possession (DIP) financing commitment from its existing lenders as a bridge to a permanent $150 million DIP financing package.

"This interim financing represents an important first achievement in our reorganization process," said Peter Willmott, Fleming's Interim President and Chief Executive Officer. "With this financing and the support of our vendors, we can deliver on our commitment to provide Fleming's customers with the goods they need, when they need them. To that end, we are developing, in connection with the permanent DIP facility, a vendor support program that will provide important financial assurances to our trade partners.

"We are pleased to have the support of our lenders at this critical time for Fleming. We believe the permanent DIP financing package and vendor support program will provide Fleming with the financing it needs to successfully operate in and exit from Chapter 11. With the anticipated DIP financing package in place and the protection of the court process, we expect to achieve these goals and emerge as a strong competitor."

The interim DIP commitment is subject to approval of the Bankruptcy Court, the pledge to the existing lenders of the company's unencumbered assets and other conditions. Under this arrangement, the company will have the right to use cash collateral and the interim DIP prior to the effectiveness of the permanent DIP financing. Motions to approve the interim DIP commitment and use of cash collateral are expected to be heard by the Court on Thursday, April 3, 2003.

Fleming and its lenders are in the process of finalizing the permanent $150 million DIP facility which will be subject to a borrowing base. This DIP facility is expected to provide the company with necessary financing throughout the Chapter 11 process. Initial borrowing under this DIP facility would be subject to certain conditions, including the completion of certain due diligence, execution of definitive documentation and receipt of Bankruptcy Court approval.

The permanent DIP facility would permit Fleming to establish a vendor support program, including a junior lien on the company's assets in favor of the company's vendors. Participation in the vendor support program, which is subject to Bankruptcy Court approval, would be open to vendors who contractually agree to ship goods on normal trade terms through the pendency of the Chapter 11 proceedings.

About Fleming

Fleming is a leading supplier of consumer package goods to retailers of all sizes and formats in the United States. Fleming serves a wide range of retail locations across the country, including supermarkets, convenience stores, discount stores, concessions, limited assortment, drug, supercenters, specialty, casinos, gift shops, military commissaries and exchanges and more. To learn more about Fleming, visit our Web site at http://www.fleming.com.

Forward-Looking Statement

This document contains forward-looking statements regarding future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the DIP facility; court approval of the Company's first day papers and other motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; changes in general economic conditions; and, the ability to successfully sell the Company's retail operations. Additional information about these and other factors is contained in Fleming's reports and filings with the Securities and Exchange Commission, including its 2001 Form 10-K. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.


     CONTACTS:
     (Media) Shane Boyd 972.906.2125
     (Investors-Equity) Mark Shapiro 972.906.8109
     (Investors-Debt) Clint Bryant 972.906.8142

SOURCE Fleming